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                                EMPLOYMENT AGREEMENT


     Employment Agreement made as of the _____ day of _____, 1998 by and between American Card Technology, Inc. (the "Company"), a Delaware corporation, and Lawrence O. Perl, of Key Biscayne, Florida (the "Employee").


                                 W I T N E S E T H :

     WHEREAS, Employee is employed by the Company as its Chief Executive Officer, and as a condition of closing on an initial public offering of the Company's common stock (the "IPO Closing")through Rockcrest Securities L.L.C. ("Rockcrest"), Rockcrest, Employee and the Company have required that this Employment Agreement be entered into to be effective on the IPO Closing;

     NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth below, the parties hereby agree as follows:



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                                    1.  EMPLOYMENT

     1.1 Position and Duties. The Company shall employ Employee to serve in and to have the authority and responsibilities for the position of chief executive officer and to perform such other duties as relate to such position or for such other position and duties as the Board of Directors of the Company (the "Board") in its discretion may from time to time determine and assign to him. The Board will have the authority to determine the means and manner by which Employee is to perform his duties.

     1.2 Exclusiveness. The Employee shall devote substantially all of his business time, attention and energies to the business of the Company and the performance of his responsibilities and duties and shall carry out such responsibilities and duties diligently and to the best of his abilities. The Employee recognizes that the Company is entering into this Agreement because of the Employee's expertise, skills, and talents and his agreement to devote all of such expertise, skills, and talents to the tasks assigned him pursuant to this Agreement. The Employee agrees that he shall not engage in any other business activities of any kind which would give rise to a conflict of interest for the Employee with respect to his duties and obligations to the Company.

     1.3 Compliance with Policies and Laws. Employee will at all times comply with all applicable policies, standards and regulations of the Company as may be established from time to time and will comply with all applicable laws and regulations.

     1.4 Personal Service. Employee's personal performance of his duties is the essence of this Agreement. Employee's rights and obligations under this Agreement are not assignable by Employee.

                                   2.  COMPENSATION

     2.1 Base Salary. For all services to be rendered by Employee in any capacity hereunder, including services as an officer, director, member of any committee or any other duties assigned to him by the directors or officers of the Company, the Company agrees to pay Employee an initial base salary of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) per year payable in equal bi-weekly installments in arrears. Employee's Base Salary may be adjusted upward at the sole discretion of the Company during the term of this Agreement.

     2.2 Incentive Bonus. Employee shall be entitled to participate in the Company's Key Officer Incentive Bonus Plan if and when established by the Board. This plan shall be established or changed as the circumstances warrant by the Board and the amount which shall be paid to Employee as well as when such payment will be made will likewise be established by the Board.

     2.3 Other Bonuses or Incentive Compensation. Employee may also receive such other bonuses, grants of stock, stock options, warrants or stock appreciation rights as may be determined by the Board, in its sole discretion.

     2.4 Other Benefits. Employee shall be entitled to such fringe benefits, including, but not limited to, vacation, sick leave, participation in medical, dental and life insurance plans and pension or profit-sharing plans, as are customarily provided to the senior executives of the Company as determined by the Board of Directors of the Company and as provided by the terms of the applicable benefit plans.



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     2.5   Reimbursement of Expenses.  The Company shall reimburse the reasonable travel, entertainment and other expenses incurred by Employee in connection with the performance of his duties in accordance with such policies as may be adopted from time to time by the Company.

                              3.  TERM OF THE AGREEMENT

     Employee's employment under this Agreement will commence upon the IPO Closing and continue, subject to early termination as provided in Paragraph 4 below, for a term of five years.

                           4.  EARLY TERMINATION; SEVERANCE

     4.1 Employee's employment under this Agreement may or will, as appropriate, be terminated prior to the expiration of the term set forth above in Paragraph 3 in the following circumstances.

           (a) Disability. If Employee is disabled and fails to perform his duties hereunder on account of illness or other incapacity which prevents Employee from performing his duties for a continuous period of one hundred eighty days, the Company thereafter may, upon ten days written notice, terminate Employee's employment under this Agreement.

           (b) Death. In the event of the death of Employee, this Agreement will terminate immediately.

           (c) By the Company for Cause.  The Company may terminate
Employee's employment under this Agreement for Cause. For purposes of this subparagraph, the Company will have "Cause" to terminate this Agreement upon (i) the willful and continued failure by Employee to substantially perform his duties hereunder (other than such failure resulting from Employee's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes the Employee has not substantially performed his duties, or (ii) the willful engaging by Employee in misconduct which is materially injurious to the Company, monetarily or otherwise, (iii) the willful violation by Employee of the provisions of this Agreement, (iv) a material breach of any fiduciary duty owed by Employee to the Company or its relationships with employees, suppliers, customers or others with whom the Company does business or (v) the habitual or repeated misuse of alcohol or controlled substances. For purposes of this subparagraph, no act, or failure to act, on Employee's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee will not be deemed to have been terminated for Cause without reasonable notice to Employee setting forth the reasons for the Company's intention to terminate for Cause, an opportunity for Employee to be heard before the Board, and thereafter, a determination that in the good faith opinion of the Board, "Cause" exists within the meaning set forth in clause (i), (ii), (iii),
(iv) or (v) of this subparagraph.

           (d) By Company Without Cause.  The Company may terminate
Employee's employment under this Agreement unilaterally at any time for any reason or for no reason by giving Employee ninety (90) days' advance notice of the intention to terminate. Employee may, at



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the sole discretion of the Company, be relieved of his duties during such ninety
(90) day period, although Employee must be paid during such period.

           (e) By Employee. Employee may terminate his employment under this Agreement at any time upon ninety (90) days written notice to the Company. Employee may, at the sole discretion of the Company, be relieved of his duties during such ninety-day period, but continue to be paid during such period.

     4.2 In the event of termination of Employee's employment prior to the end of the Term, Employee shall be entitled to a lump sum severance payment payable on the date of termination as follows:

           (a) In the event the Employee's employment is terminated due to Employee's death or disability, the Employee or Employee's estate shall be entitled to a payment equal to the sum of (i) six months of the then current base annual salary (including accrued portions), (ii) any accrued salary which has not been paid, and (iii) any expense reimbursements due and owing to him at the time of such termination.

           (b) If the Employee's employment is terminated by the Company without Cause as defined above, or Employee terminates his employment for Good Reason (as hereafter defined), the Employee shall be entitled to a payment equal to the sum of (i) the greater of one year of the then current base annual salary, or the total base annual salary which would be payable for the balance of the Term, and (ii) a pro-rata portion of what the Incentive Bonus for the then current year would be if the calculation for the year through such date of termination annualized out for the year would have resulted in an Incentive Bonus for the year, and (iii) any accrued salary which has not been paid, and
(iv) any expense reimbursements due and owing to him at the time of such termination.

           (c) In the event that Employee's employment is terminated by the Company for Cause or is terminated by Employee voluntarily prior to the end of the Term other than for Good Reason, Employee shall not be entitled to any severance payment.

     4.3   For purposes hereof:

     "Good Reason" is defined to mean (i) the Board substantially diminishing Employee's responsibilities and activities to a degree which is not commensurate with the position held by Employee; or (ii) the Board taking action in material breach of this Agreement; or (iii) requiring the Employee to relocate to anywhere other than the metropolitan Atlanta area; or (iv) the voluntary resignation of Employee at any time within sixty days after a Change in Control (as hereinafter defined).

     "Change of Control" shall mean any transaction or series of transactions (including, without limitation, a tender offer, merger or consolidation) the result of which is that any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than Lawrence O. Perl, Raymond Findley, Jr., Raymond Roncari and Harold Rothstein, or trusts for the benefit of any of the foregoing or their respective families, and any "person" or "group" solicited by any of such persons: (i) becomes the beneficial owner of more than 50 percent of the total aggregate voting power of all classes of the voting stock of the



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Company and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis; or (ii) acquires all or substantially all of the assets of the Company.

                     5.  COVENANT NOT TO COMPETE; CONFIDENTIALITY

     5.1 Noncompetition. (a) Employee acknowledges and understands that the Business (as defined below) in which the Company is engaged can be and will be effectively and efficiently conducted anywhere in the world and the Company's business is international in scope (as opposed to national and regional). Therefore, as a material consideration of the Company's entering into this Agreement, Employee agrees that during the Term and for a period of one year following termination of Employee's employment under this Agreement for any reason whatsoever, in the entire world, directly or indirectly, Employee shall not, in any location whatsoever, (i) own (as a proprietor, partner, stockholder, or otherwise) an interest in or (ii) participate (as an officer, director, or in any other capacity) in the management, operation or control of, or (iii) perform services as or act in the capacity of an employee, independent contractor, consultant or agent of any enterprise, which competes, or intends to compete with the Company's Business (the "Non-Compete Covenant") except with the prior written consent of the Board, which consent may be withheld or granted in the Board's sole and absolute discretion. The Company's "Business" as that term is used in this Paragraph 5.1 means the development, manufacture, marketing, selling or distribution of smart cards or smart card related systems.

           (b) Notwithstanding the foregoing, in the event that Employee's employment is terminated due to expiration of the Term without early termination under Section 4, and Employee's employment is not otherwise renewed, Employee shall not be bound to the Non-Compete Covenant unless the Company makes the following election. The Company shall have the option to bind Employee to the Non-Compete Covenant for one year after the termination of his employment due to expiration of the Term by electing to do so and agreeing to pay to Employee the Non-Compete Consideration (as hereafter defined) in equal monthly installments over the one year period. To make such election, the Company shall give Employee notice of such election (which shall include an agreement to pay the Non-Compete Consideration) by no later than the Election Date (as hereafter defined). Failure to give such notice by the Election Date shall be deemed an election by the Company to not bind Employee to the Non-Compete Covenant for the one year period following expiration of the Term. In the event that the Company shall default in its payment of any installment of the Non-Compete Consideration, Employee shall be relieved from the Non-Compete Covenant, in addition to any other rights and remedies which Employee may have. For purposes hereof: the "Non-Compete Consideration" is the amount equal to the current base annual salary being paid to Employee on the day prior to the date of expiration of the Term, and the "Election Date" is the date which is three (3) months prior to the date on which the Term expires.

     5.2 Covenant Not to Promote Termination of Relationships. As a material consideration for the Company's entering into this Agreement, Employee covenants and agrees that for a period of two years commencing on the termination of Employee's employment with the Company, Employee shall not persuade or entice, or attempt to persuade or entice any customer or client of the Company to terminate its business or contractual relationship with the Company, or refrain from establishing any such relationship with the Company.

     5.3 Inducement of Breach. Employee shall promptly notify the Company if any person, firm, partnership, limited liability company, association, corporation or other entity attempts to induce Employee to breach any of the terms or provisions of this Agreement.



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     5.4   Confidentiality.  Employee acknowledges and agrees that all product or service information, marketing information, lists or identities of the Company's customers, pricing and cost information, financial information, technical data, technical know-how, and other information and data related to the Company's business ("Confidential Information") are valuable assets of the Company. Except for Confidential Information which is a matter of public record through no action or fault of the Employee, Employee shall not, during the Term or after termination of Employee's employment hereunder for any reason whatsoever, use, divulge, disclose, or communicate any Confidential Information to any person or entity or use any Confidential Information for the benefit of Employee or any other person or entity, except with the prior consent of the Board of Directors of the Company, which consent may be withheld or granted in the Board's sole and absolute discretion.

     5.5 Return of Documents. Employee acknowledges and agrees that all originals and copies of records, reports, documents, lists, memoranda, notes and other documentation related to the business of the Company or containing any Confidential Information shall be the sole and exclusive property of the Company and shall be returned to the Company by Employee upon the termination of Employee's employment hereunder for any reason whatsoever, or upon the written request of the Company at any time.

     5.6 No Solicitation. As a material consideration of the Company's entering into this agreement, Employee covenants and agrees that during the Term and for a period of two years after the termination of Employee's employment hereunder for any reason whatsoever, neither Employee, nor any person or entity controlled by Employee (including without limitation, members of Employee's family), shall, directly or indirectly: (i) solicit for employment any person employed by, or serving as a consultant to, the Company or the Company's affiliates, successors or assigns or (ii) solicit or aid in the solicitation of persons or business entities with whom the Company has done business or with whom the Company has attempted to do business.

     5.7 Equitable relief; Other Remedies. Employee acknowledges and agrees that it would be difficult to measure damage to the Company from any breach by Employee of any matter described in this Section 5 of this Agreement and that monetary damages would be an inadequate remedy for any such breach.
Accordingly, Employee agrees that if Employee shall directly or indirectly breach or take steps preliminary to breaching any of the provisions of this
Section 5 of this Agreement, the Company shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate orders or equitable relief to restrain any such breach, without showing or proving any actual damage sustained by the Company. Employee further agrees that, for any period during which the breach of any provision of this Agreement has not been enjoined, the Company shall be entitled, upon proof of same, to actual and consequential damages caused by such breach, including, but not limited to loss of business relationships, loss of goodwill and loss of prospective business advantage.

     5.8 No release. Employee agrees that the termination of this Agreement shall not release Employee from any of Employee's obligations under this Section 5, all of which shall survive such termination.

                                 6.  INDEMNIFICATION

     To the fullest extent permitted under the law, the Company will defend, advance funds, indemnify and hold Employee harmless with respect to any expenses incurred, claims made against and other liabilities arising in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including any suit or proceeding by or in the right of the Company) to which Employee is made a party, is threatened to be made a party or is an actual or potential witness by reason of the fact that Employee is an officer, employee, director or agent of the Company, or at the request of the Company, an officer, employee, director or agent of any other entity, unless, in connection with such action, suit or proceeding or in connection with the claims made therein, Employee has engaged in acts of bad faith, willful misconduct, gross negligence or reckless disregard of his duties to the Company or the best interests of the Company.

                                7.  GENERAL PROVISIONS

     7.1 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the employment of Employee by the Company and supersedes all prior and contemporaneous agreements between them with respect to such subject matter.

     7.2 Modification. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by an employee and an authorized officer of the Company.

     7.3 Waiver. Failure of any party at any time to require performance of any provision of this Agreement shall not limit such party's right to enforce such provision, nor shall any waiver of any breach of this Agreement constitute a waiver of such provision itself. No attempted or purposed waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the party to be bound.

     7.4 Severability. The agreements and covenants contained in this Agreement are severable, and in the event any of the agreements and covenants contained in this Agreement should be held to be invalid by an arbitrator or by any court or tribunal of competent jurisdiction, this agreement shall be interpreted as if such valid agreements and covenants were not contained herein; provided however, that if any legal proceeding or arbitrator or a court shall hold unenforceable the covenants contained in Section 5 above by reason of their geographic extent or duration or otherwise, any such covenant shall be reduced in scope to the extent required by law and enforced in its reduced form.

     7.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Georgia.

     7.6 Controversies or Disputes. Any controversy, claim, or dispute arising under or relating to this agreement, or that arises out of or that is based upon the employment relationship (including any wage claim, any claim for wrongful termination, or any claim based upon any statute, regulation, or law including those concerning employment discrimination, sexual harassment, civil rights, age or disabilities), including tort claims (except a tort that is a "compensable injury" under workers' compensation law), or a dispute between the parties that arose or arises before, during or after employment, other than any matter as to which a party seeks injunctive relief, shall be resolved by a single, neutral arbitrator in an arbitration conducted in



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Georgia, in accordance with the then-current rules of commercial arbitration of the American Arbitration Association. Employee and the Company agree that neither party is entitled to recover punitive damages. The decision or award rendered by the arbitrator shall be final, nonappealable, and binding upon the parties, and judgment may be entered upon it in accordance with applicable law in a court of competent jurisdiction. The arbitrator shall be an attorney with at least ten years of experience in employment law. Arbitration in accordance with this paragraph is the sole and exclusive method, means and procedure to resolve any and all claims or disputes other than those seeking exclusively injunctive relief. Employee and the Company hereby irrevocably waive any and all rights to resolve disputes in a manner contrary to the provisions of this paragraph. Any and all attempts to circumvent the terms of this paragraph shall be null and void and of no force and effect whatsoever.

                                     8.  NOTICES

     Any notice given pursuant this Agreement shall be in writing and shall be deemed given on the earlier of the date the notice is (i) personally delivered to the party to be notified, (ii) mailed, postage prepaid, certified with return receipt requested, addressed as follows, or to such other address as a party may from time to time designate by notice to the other party, or (iii) delivered at the party's address via courier service.

     To the Company:     American Card Technology, Inc.
                         1355 Terrell Mill Road
                         Building 1462, Suite 200
                         Marietta, Georgia 30067
                         Attention:     President


     To the Employee:    Lawrence O. Perl
                         251 Crandon Boulevard - Unit 342
                         Key Biscayne, Florida  33149




                              AMERICAN CARD TECHNOLOGY, INC.



                              By
                                ----------------------------------
                                   Its President
                                   Duly Authorized


                              EMPLOYEE


                              ---------------------------------
                              Lawrence O. Perl


ACKNOWLEDGED AND AGREED TO
AS IF THIS 1ST DAY OF MAY, 1998


     /s/Lawrence O. Perl
----------------------------
Lawrence O. Perl



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                           AMERICAN CARD TECHNOLOGY, INC.
                               1355 TERRELL MILL ROAD
                              BUILDING 1462, SUITE 200
                              MARIETTA, GEORGIA 30067

--------------------------------------------------------------------------------



                                    May 1, 1998

Mr. Lawrence 0. Perl
251 Crandon Boulevard - Unit 342
Key Biscayne, Florida 33149


Dear Larry:

     I refer to that certain Employment Agreement dated as of the date hereof by and between American Card Technology, Inc. (the "Company"), as Employer, and Lawrence 0. Perl, as Employee (the "Agreement").

     Notwithstanding anything to the contrary contained Section 2 of in the Agreement, until such time (the "Conversion Date") as the Company (i) raises an amount equal to or greater than Six Million Four Hundred Thousand and 00/100 Dollars ($6,400,000. 00), net of underwriting commissions, through an initial public offering, or (ii) the closing of a subsequent debt financing arranged through Lilly Beter Capital Group, Ltd., the bi-weekly payments to be made in arrears with respect to base salary shall be calculated as if the base salary was One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00). Any balance of the base salary shall accrue and bear interest at a rate of ten percent (10%) per annum and be payable in full on the Conversion Date.

     Please acknowledge your consent to the foregoing by countersigning the enclosed duplicate copy of this letter below.


                         Very truly yours,


                         Raymond Findley, Jr.
                         Presidentt

ACKNOWLEDGED AND AGREED TO
AS OF THIS IST DAY OF MAY 1998

     /s/ Lawrence 0. Perl
-------------------------------
Lawrence 0. Perl